UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 2, 2010

Biolase Technology, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-19627	87-0442441
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4 Cromwell, Irvine, California		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	949-361-1200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On July 2, 2010, Biolase Technology, Inc. ("Biolase" or the "Company") entered into a Settlement Agreement with Federico Pignatelli ("Mr. Pignatelli") dated as of July 1, 2010, pursuant to which Mr. Pignatelli withdrew (a) his demand for the Company to call a special stockholder meeting pursuant to a letter submitted to the Company on June 4, 2010, as subsequently modified and reissued on June 7, 2010, and (b) his demand that the Company set a record date for a stockholder action by written consent pursuant to a letter submitted to the Company on June 16, 2010. Mr. Pignatelli also agreed not to pursue or support any further direct stockholder activities until after the Company’s annual meeting of stockholders held in 2011. The Company agreed to reimburse Mr. Pignatelli for $50,000 of his out of pocket fees and expenses actually incurred in conjunction with his letters above.

The Settlement Agreement was unanimously approved by all of the members of the Company’s board of directors (the "Board"). All members of the Board, as well as certain of the Company’s officers, also entered into the Settlement Agreement in their individual capacity and as officers and directors of the Company and agreed to a general release of any claims they may have against any of the other directors and officers that are parties to the settlement.

As part of the settlement, the Board agreed to consider two independent nominees to be named by Mr. Pignatelli (the "Board Candidates") to serve on the Board and to appoint one of them to serve as the Chair of the Company’s Compensation Committee and the other to serve as the Chair of the Company’s Nominating and Corporate Governance Committee. In the event the Board Candidates are not elected to serve on the Board, Mr. Pignatelli can propose additional Board Candidates until two of the Board Candidates are elected to the Board. Mr. Pignatelli’s right to propose Board Candidates continues for the next two annual meetings of the Company that occur in 2011 and 2012.

The Company also agreed to re-nominate Mr. Pignatelli to serve on the Board at the next two annual meetings that occur in 2011 and 2012. In addition, Mr. Pignatelli has been elected to be the Executive Vice Chairman of the Board to serve until his earlier resignation or removal or until he is not elected to be a director of the Company. Mr. Pignatelli agreed to receive $1 in cash compensation and a grant of 35,000 stock options annually in lieu of the usual cash compensation paid to the Company’s directors, until such time as the Company publicly reports a profit for two consecutive quarters.

Upon the election of two Board Candidates, Messrs. George V. d’Arbeloff and Robert M. Anderton have agreed to resign voluntarily from the Board. The Company and the Board wish to thank Messrs. d’Arbeloff and Anderton for their service to the Company and its stockholders. Neither Mr. d’Arbeloff nor Mr. Anderton had any disagreement with the Company that is known to any executive officer of the Company on any matter relating to the Company, and their resignation from the Board is voluntary. They will continue to serve on the Board and on their current committee assignments until the election of two Board Candidates to serve on the Board. In addition, after he resigns as a director, Mr. d’Arbeloff will continue to work with the Company as a consultant on certain projects with compensation of $6,250 per month for nine months, and the exercisability of his stock options will be extended to two years after his resignation from the Board.

The foregoing description of the Settlement Agreement does not purport to be complete and is qualified in its entirety by reference to the Settlement Agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In conjunction with the Settlement Agreement, the Company amended and restated its bylaws on July 2, 2010. The changes to the bylaws implement certain terms of the Settlement Agreement. Under the new bylaws, at least two-thirds of the members of the Board must approve certain actions, including issuances of new equity securities of the Company, subject to certain exceptions. In addition, until such time as two Board Candidates are elected to the Board, Mr. Pignatelli must approve certain actions of the Board.

The foregoing description of the Company’s bylaws does not purport to be complete and is qualified in its entirety by reference to the Fifth Amended and Restated Bylaws, which are filed herewith as Exhibit 3.1 and incorporated by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

3.1 Fifth Amended and Restated Bylaws of the Company, adopted July 2, 2010.
10.1 Settlement Agreement by and among the Company and the persons signatory thereto dated as of July 1, 2010.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Biolase Technology, Inc.

July 6, 2010	By:	/s/ David M. Mulder

Name: David M. Mulder
Title: Chairman, CEO & President

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Exhibit Index

Exhibit No.	Description

3.1	Fifth Amended and Restated Bylaws of Biolase Technology, Inc., adopted July 2, 1010.
10.1	Settlement Agreement, by and among Biolase Technology, Inc. and the persons signatory thereto, dated as of July 2010.